                                                                   EXHIBIT 10.11


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT




THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of April 30, 1999, by and between BILLY D. BENTON ("Employee"), residing at 3919 Sable Ridge Drive, Bellbrook, Ohio 45305, and ROBERDS, INC., an Ohio corporation ("Employer"), with its principal place of business at 1100 East Central Avenue, Dayton, Ohio 45449-1888. This Agreement is entered into under the following circumstances:

WHEREAS, Employee and Employer entered into that certain Employment Agreement dated May 27, 1997 ("Employment Agreement"), and that Employment Agreement has governed the relationship of the parties through the effective date of this Agreement;

WHEREAS, the business and structure of Employer has changed significantly since the Employment Agreement was entered into by the parties; and

WHEREAS, the parties hereto now desire to clearly define their relationship in the context of Employer's current business and structure and Employee's current duties, and wish to enter into this Amended and Restated Agreement.


NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby enter into the following agreement:


SECTION I. EMPLOYMENT. Employer hereby agrees to employ Employee as an executive officer, elected by the Board of Directors, in such duties, capacities, and responsibilities as Employer may from time to time assign Employee, and Employee accepts such employment with Employer, subject to the terms and conditions set forth in this Agreement. Employee is expected to be and remain an "executive officer" of Employer during the term of his employment. Employee will report directly to Employer's Chief Executive Officer. Upon the effective date of this Agreement, Employee will be named Employer's Executive Vice President-General Merchandise Manager, and is expected to remain in that position for the foreseeable future. However, the parties hereto acknowledge and expect that Employee's title, duties, and responsibilities will change from time to time, upon approval of the Board of Directors, consistent with the provisions of this section.

SECTION II. TERM OF EMPLOYMENT. This Agreement, and the employment under it, shall commence on the day and date first written above and continue until terminated under the provisions set forth herein. Employee may terminate this Agreement at any time, upon 30 days written notice to Employer. The payments due under Section IV of this Agreement will terminate upon the effectiveness of such termination.

Employer may terminate this Agreement at any time upon 30 days written notice. If it is terminated for Cause, as defined below, then the payments due under
Section IV of this Agreement will terminate upon the effectiveness of such termination. If it is terminated for any reason other than Cause, then the payments provided under Section IV shall continue for one year following the effectiveness of such termination.


SECTION III. DUTIES OF EMPLOYEE. Employee will serve Employer faithfully and to the best of his ability, under the direction of the Chief Executive Officer of Employer. Employee will devote all of his time, energy, and skill during regular business hours to such employment. Employee shall perform such services and act in such executive capacity as the Chief Executive Officer shall direct.


SECTION IV. COMPENSATION. A. Through the term of this Agreement, Employee's salary shall be set at the rate of not less than $250,000 per year from the day and date first written above.

B. Employer shall pay Employee's salary in accordance with the pay practices of Employer, as applied to all executive officers.

C. Employee shall participate in the Roberds, Inc. Executive Compensation Plan, as amended from time to time, and any other compensation plans or arrangements provided to Employer's executive officers.

D. Employer shall provide Employee with a late-model automobile for Employee's use. Employee hereby acknowledges that any personal use of such automobile shall be taxable to him pursuant to current income tax law and regulations.

E. Employer shall grant Employee options on 25,000 shares of Employer's common stock, pursuant to its Amended and Restated 1993 Stock Incentive Plan.


SECTION V. FAILURE TO PAY EMPLOYEE. The failure of Employer to pay Employee's compensation as provided in Section IV may, in Employee's sole discretion, be deemed a breach of this Agreement, and unless such breach is cured within ten days after written notice to Employer, this Agreement shall terminate, including the provisions of Section IX.


SECTION VI. REIMBURSEMENT OF EXPENSES. Employer shall reimburse Employee for reasonable out-of-pocket expenses which Employee shall incur in connection with his services for Employer rendered under this Agreement, upon presentation by Employee of appropriate vouchers to Employer, and if in accordance with Employer's travel and reimbursement policies.


SECTION VII. RULES AND REGULATIONS OF EMPLOYER. Employee hereby agrees to abide by, and observe, the written policies, rules, regulations, and restrictions imposed on employees and executive officers of Employer, as amended from time to time, and as provided to Employee, as well as those set forth in this Agreement. Violation of any such policies, rules, or regulations may be cause for Employer invoking the provisions of Section VIII of this Agreement.


SECTION VIII. TERMINATION. The Chief Executive Officer of Employer may terminate Employee, by giving written notice to Employee of such termination, at any time with or without Cause (as defined below). Cause is defined as one or more of the following acts or conditions taken by or created by Employee:

                  1. Employee's failure to strictly adhere to the terms of this Agreement or any of Employer's written policies, rules, or regulations, as amended from time to time and provided to Employee.

                  2. Commission by Employee of a felony or any crime involving moral turpitude; commission by Employee of any act that exposes Employer, or any of its officers or directors, to any criminal liability for such act of Employee; or any gross negligence or willful misconduct in the performance of Employee's duties that results in any detriment to Employer or its officers or directors.

                  3. The death of Employee during the term of this Agreement; provided, however, that Employer shall pay to Employee's estate any amounts that are owed to Employee under this Agreement at the date of death.

In the event that Employer proposes to invoke one or more of the provisions of subsection C.1 or 2 above, Employer shall provide written notice to Employee setting forth the specific reasons for the proposed termination and shall permit Employee a thirty-day period in which to address and resolve the points raised in such notice. In the event such points are not resolved to the reasonable satisfaction of the Chief Executive Officer of Employer, then Employee shall be given written notice of his termination for Cause and this Agreement shall terminate as of the date of the written notice of such termination to Employee; provided, however, that Employer shall be liable to Employee for any amounts owed to Employee through the date of such termination for Cause, that the provisions of Sections IX through X shall survive such termination for Cause, and that no further payments will be made to Employee under Section IV subsequent to termination for Cause.


SECTION IX. SOLICITATION AFTER TERMINATION. Employee agrees that in addition to any other limitation, for the period time after the termination of his employment with Employer that any payment is made to Employee pursuant to this or any other agreement or arrangement with Employee, plus one year (except a termination caused by Employer in violation of the terms of this Agreement) and unless otherwise specified, he will not, on behalf of himself or on behalf of any other person, firm, or corporation, call on any of the employees of Employer, or any of its affiliates or subsidiaries, for the purpose of recruiting such employees to employment with Employee, his then-current employer, or affiliates of his then-current employer. Further, Employee agrees that, for such period, if any employee of Employer contacts Employee about employment with Employee, his then-current employer, or any of its affiliates or subsidiaries, Employee shall contact Employer prior to employing the prospective employee, and shall permit Employer to discuss the matter with the prospective employee.


SECTION X. USE OF CONFIDENTIAL INFORMATION. Employee agrees that in addition to any other limitation, for a period of one year after termination of his employment, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, or corporation any information relating to customer lists, retail prices, secrets, advertising, vendor product pricing, nor any confidential knowledge or secrets which he might from time to time acquire with respect to the business of the Employer, or any of its affiliates or subsidiaries. Employee acknowledges that Employer has other confidentiality rules set forth in its employee handbook, and other rules imposed by NATM Buying Corp., which also apply to Employee. Except as specifically provided elsewhere herein, this Section XII shall survive the expiration or termination of this Agreement.


SECTION XI. INJUNCTIVE RELIEF. Employee acknowledges that the services to be rendered are of a unique, special, and extraordinary character which would be difficult or impossible for Employer to replace, so Employee agrees that, in the event of a violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement, and Employee hereby consents to the issuance of such injunction.


SECTION XII. COMMUNICATIONS TO EMPLOYER. From the time this Agreement commences until its termination, Employee shall communicate and channel to Employer all knowledge, business, and any other matters of information which could concern or be in any way beneficial to the business of Employer, whether acquired by Employee before or during the term of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring such communications when the information is lawfully protected from disclosure as a trade secret of a third party. Any such information communicated to Employer shall be and remain the property of Employer, notwithstanding the subsequent termination of this Agreement.


SECTION XIII. BINDING EFFECT; MISCELLANEOUS. A. This Agreement shall be binding on and shall inure to the benefit of any successor or successors of Employer and the personal representatives of Employee.

B. This Agreement constitutes the entire Agreement between the parties hereto, and supersedes all prior discussions, drafts, negotiations, proposals, and agreements between the parties, whether written or oral. This Agreement may not be amended except by a written instrument executed by the parties hereto.

C. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, by a final non-appealable ruling of a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected by such determination, shall remain in full force and effect, and shall be construed in manner most likely to carry out the original intent of the parties.

D. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, constitute one single, binding, enforceable agreement.

E. Any notice given, or required to be given, under this Agreement, shall be deemed to have been duly given if it is delivered to the addresses shown above by either: (1) first-class mail, postage prepaid or (2) a nationally recognized courier service. The parties may change such addresses at any time by giving written notice to the other partly to this Agreement in the manner set forth herein.


SECTION XIV. LAW TO GOVERN CONTRACT. This Agreement shall be governed by the laws of the State of Ohio. The parties hereby agree that any lawsuit brought under, by, or through this Agreement shall be brought only in a court of competent jurisdiction in Montgomery County, Ohio.


SECTION XV. INDEMNIFICATION. Employee has informed Employer that he has certain agreements with his former employer, Levitz Furniture Incorporated, or its subsidiaries or affiliates ("LFI"), that may restrict certain of his activities with respect to Employer. Employee hereby agrees to hold Employer harmless, and to unconditionally indemnify Employer, from any cost, loss, or expense, including professional fees, incurred by Employer as the result of a breach, or alleged breach, of any agreements between Employee and LFI, and he will promptly reimburse Employer for any such costs, losses, expenses, or fees, upon presentation of evidence and written request by Employer.


SECTION XVI. REPRESENTATIONS. Each party hereto hereby represents and warrants that as of the effective date of this Agreement, the Employment Agreement between them, dated as of May 17, 1997, was and is in full force and effect and that there has been no event, action, or condition that constitutes or could constitute a breach of, or condition of default under, such Employment Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first stated above.



ROBERDS, INC., by



/s/  MELVIN H. BASKIN
------------------------------
Melvin H. Baskin, its
Chief Executive Officer



/s/  BILLY D. BENTON
------------------------------
BILLY D. BENTON